UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

May 18, 2011

Date of Report (Date of earliest event reported)

PACWEST BANCORP

(Exact name of registrant as specified in its charter)

Delaware	00-30747	33-0885320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10250 Constellation Blvd., Suite 1640

Los Angeles, California 90067

(Address of principal executive offices and zip code)

(310) 286-1144

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On May 18, 2011, PacWest Bancorp (the “Company”) renewed its services agreement with Castle Creek Financial LLC (“Castle Creek”).  John M. Eggemeyer, Chairman of the Company, is also Chief Executive Officer of Castle Creek.

Pursuant to the terms of the services agreement, the Company and Castle Creek have entered into an exclusive arrangement whereby the Company has agreed to use Castle Creek as its financial advisor for various types of transactions, if it chooses to use a financial advisor, and Castle Creek agrees to provide advisory services to the Company in the Company’s market area, including but not limited to the sourcing and evaluation of potential acquisition opportunities, and exclusive presentation of such opportunities to the Company.  The term of the services may be cancelled by either party upon thirty days’ notice.  The services agreement provides for the payment of the following fees upon the consummation of certain transactions: (a) 1.0% of the aggregate consideration paid in the event the Company is sold; and (b) in the event of an acquisition of another financial institution by the Company: 1.0% of the aggregate value of the transaction if the aggregate value is $20 million or less; and if the aggregate value is over $20 million, $200,000 plus 0.65% of the amount of the transaction in excess of $20 million. Castle Creek is also entitled to reimbursement of its reasonable expenses incurred on behalf of the Company.

The foregoing description of the services agreement is qualified in its entirety by reference to the services agreement. A copy of the executed services agreement is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

10.1	Services Agreement, dated May 18, 2011, by and between PacWest Bancorp and Castle Creek Financial, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACWEST BANCORP

Date: May 24, 2011
	By:	/s/ Victor R. Santoro
Name: Victor R. Santoro
Title: Executive Vice President and CFO

EXHIBIT INDEX

Exhibit No.	Description

10.1	Services Agreement, dated May 18, 2011, by and between PacWest Bancorp and Castle Creek Financial, LLC.